Exhibit (a)(1)(G)

Sonic Corp.
Offer to Exchange Certain Stock Options for Replacement Options

FORM OF NOTICE OF WITHDRAWAL
INSTRUCTIONS

Employee Name:
Employee ID:

You are being provided this notice of withdrawal because you have notified us that you have been unable to use or access the Stock Option Exchange Website (as defined below), and as a result, in order to make a timely withdrawal of your surrendered eligible stock options a paper notice of withdrawal is necessary.  Please read this notice of withdrawal carefully.

If you elect to surrender eligible stock options and change your mind prior to the expiration of the offer to exchange certain stock options for replacement options (the “Exchange Offer”), you may withdraw your surrendered eligible stock options by logging on to https://sonic.equitybenefits.com (the “Stock Option Exchange Website”) and may change your election prior to the expiration of the Exchange Offer.  You may return your paper notice of withdrawal to Sonic via mail, overnight courier, facsimile or as an attachment to an email.  In all cases, the last properly completed election submitted and received prior to the expiration of the Exchange Offer, whether via the Stock Option Exchange Website or, if necessary, by paper election or notice of withdrawal, will prevail.

If you miss the deadline for notifying us of your withdrawal election but remain an eligible employee, any previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer.

Since you have been unable to use or access the Stock Option Exchange Website and must submit a paper notice of withdrawal, you may submit this paper notice of withdrawal with a check mark by the “Do Not Exchange” box corresponding to the eligible stock option grant that you previously surrendered and now wish to withdraw.  If you elect to mail, fax, or scan as an attachment to an email this paper notice of withdrawal, it must be signed and dated and either mailed, faxed, or scanned as an attachment to an email as follows:

By Mail or Courier:	By Fax:	By PDF as an Attachment to an Email:

Attn: Carolyn C. Cummins	Attn: Carolyn C. Cummins	Attn: Carolyn C. Cummins
Corporate Secretary	Corporate Secretary	Corporate Secretary
Sonic Corp. 300 Johnny Bench Drive	Fax: (405) 225-5973	Email: optionexchquestions@sonicdrivein.com
Oklahoma City, OK 73104

FOR A WITHDRAWAL ELECTION TO BE EFFECTIVE AN ONLINE WITHDRAWAL ELECTION OR, IF NECESSARY, THIS NOTICE OF WITHDRAWAL MUST BE COMPLETED, SIGNED AND RECEIVED BY SONIC BEFORE THE EXPIRATION DEADLINE OF 4:00 P.M., CENTRAL TIME, ON THURSDAY, APRIL 29, 2010 (OR SUCH LATER DATE AS MAY APPLY IF THE EXCHANGE OFFER IS EXTENDED).

Your withdrawal will be effective as of the date a properly completed notice of withdrawal or online withdrawal election is received by Sonic.  It is your responsibility to confirm that your notice of withdrawal has been successfully submitted via the Stock Option Exchange Website or that we have received your paper notice of withdrawal before the expiration of this Exchange Offer.  If you miss the deadline for notifying us of your withdrawal election but remain an eligible employee, any previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer.  You should consider retaining copies of notice(s) of withdrawal for your own files.

Once you have withdrawn eligible stock options, you may again surrender such eligible stock options by once again making an election to surrender the eligible stock options in accordance with the Offer to Exchange document and the related election form prior to the expiration of the Exchange Offer.

If you have questions, please email optionexchquestions@sonicdrivein.com or call (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.

Sonic Corp.
Offer to Exchange Certain Stock Options for Replacement Options

FORM OF NOTICE OF WITHDRAWAL

I previously elected to surrender eligible stock options for exchange in the Exchange Offer and now wish to withdraw one or more of my surrendered eligible stock option grants.  I understand that by signing this notice of withdrawal and delivering it pursuant to the instructions described in Section 4 of the Offer to Exchange document and the instructions above, I will be withdrawing my election with respect to the eligible stock options specified in the table below (the stock option grants marked “Do Not Exchange”).

By withdrawing my prior election to surrender eligible stock options for exchange, I understand that I will not receive any replacement options for, and will continue to hold, the eligible stock options withdrawn from the Exchange Offer, which will continue to be governed by the terms and conditions of the applicable award agreement(s) relating to such stock options.

Grant Date	Total Number of Eligible Stock Options	Exercise Price	Total Number of Replacement Options to Be Granted in Exchange*	Make ONE Election for Each Eligible Stock Option Grant
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange

____________
*      Please note that Sonic will not issue any fractional replacement options.  The amounts in the column “Total Number of Replacement Options to Be Granted in Exchange” have been determined by converting the number of shares underlying the surrendered eligible option according to the exchange ratio and rounding down to the nearest whole share.

I hereby represent and warrant that I have full power and authority to elect to withdraw previously surrendered eligible stock options checked “Do Not Exchange” in the table above.  Without limiting the foregoing, I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the eligible stock options or replacement options, or my spouse or registered domestic partner has consented to and agreed to be bound by this notice of withdrawal.  Upon request, I will execute and deliver any additional documents deemed by Sonic to be necessary or desirable in connection with my election to withdraw previously surrendered stock options pursuant to this notice of withdrawal.

I hereby elect to withdraw the surrender of eligible stock option grants checked “Do Not Exchange” in the table above that I previously elected to surrender for exchange in the Exchange Offer.

Eligible Employee’s Signature:	Date:

Eligible Employee’s Name (please print or type):	Eligible Employee’s Phone Number: